                                                                     EXHIBIT 8.3


                                 ERNST & YOUNG
                               Ernst & Young LLP
                             303 Almaden Boulevard
                               San Jose, CA 95110
                             Phone: (408) 947-5500
                              Fax: (408) 294-2744
                                 Telex: 701974
                                   www.ey.com



October 3, 2000

Board of Directors
Quantum Corporation
500 McCarthy Blvd.
Milpitas, CA 95035

Attention:
Mr. Richard Clemmer
Chief Financial Officer

Ladies and Gentlemen:

You have requested our opinion as to certain U.S. federal income tax consequences, and certain California, Colorado, and Massachusetts state franchise and income tax consequences, to Quantum Corporation ("Quantum" or "Distributing"), a Delaware corporation, to Insula Corporation ("Spinco" or "Controlled"), a Delaware corporation, and to the shareholders of Quantum HDD common stock(1) (the "HDD Shareholders"), arising from (i) the contribution of certain assets and the assumption of liabilities used by Quantum Peripherals (Europe) S.A. ("QPE"), a Swiss corporation, in its hard disk drive business (the "Swiss HDD Business") to its subsidiary corporation known as QPE-Controlled, a Swiss corporation (the "Swiss Restructuring"), (ii) the distribution of the stock of QPE-Controlled by QPE to Quantum (the "Internal Distribution"), (iii) the contribution of all of the assets and assumption of liabilities related to Quantum's Hard Disk Drive Business (the "HDD Businesses," as that term is defined in the Statement of Facts and Representations) and certain other assets as specified in the General Assignment and Assumption Agreement as of October 3, 2000, to Spinco, a newly formed subsidiary of Quantum, (the "HDD Transfer"), and
(iv) the distribution of the stock of Spinco by Quantum to the HDD Shareholders (the "Public Distribution") (together with the Internal Distribution referred to as the "HDD Distributions"). Unless otherwise noted, all defined terms used in this opinion have the meaning given to them in the attached Statement of Facts and Representations (defined below).

In rendering this Tax Opinion ("Opinion"), Ernst & Young LLP ("E&Y") has relied upon the following documents attached hereto (collectively, the "Documents"):

    1. The statement of facts, description of the proposed transactions, and representations as presented in Quantum's Statement of Facts and Representations and all exhibits attached


--------
(1) On August 3, 1999, Quantum recapitalized its common stock into two newly-created classes of common stock: (i) Quantum HDD Stock ("HDD Stock") - created to track Quantum's Hard Disk Drive line of business, and (ii) Quantum DSS Stock ("DSS Stock") - created to track Quantum's DLT & Storage Systems line of business. As a result, each share of Quantum common stock was exchanged for
0.5 share of Quantum HDD Stock and 1.0 share of Quantum DSS Stock. Similarly, each option to purchase Quantum common stock was converted into separately exercisable options to acquire one share of DSS Stock and 0.5 of a share of HDD Stock.

October 3, 2000                                                          Page 2

        thereto dated October 3, 2000, (the "Statement of Facts and Representations"), including the factual descriptions therein of:
        Quantum's acquisition of Quantum Snap Division Corporation(2) ("Snap"), a Delaware corporation, as described in the Agreement and Plan of Merger and Reorganization by and among Quantum, Defiant Acquisition Sub, Inc., a Delaware corporation, Snap, and Meridian Data, Inc., a California corporation, dated May 18, 1999; the acquisition of the stock of ATL Products, Inc. ("ATL"), a Delaware corporation, as described in the Agreement and Plan of Reorganization by and among Quantum, Quick Acquisition Corporation, and ATL Products, Inc. dated May 18, 1998; and Quantum's Restated Certificate of Incorporation as amended by the shareholders of Quantum on July 23, 1999, pursuant to which Quantum's common stock was exchanged for DSS Stock and HDD Stock (as further described in note 1, above);

    2. The Officer's Tax Certificate provided by Maxtor Corporation ("Maxtor"), a Delaware corporation, to E&Y dated October 3, 2000, (the "Maxtor Officer's Certificate") regarding the merger of a wholly-owned, newly-created subsidiary of Maxtor with and into Spinco, with Spinco surviving, immediately following the HDD Distributions (the "Merger");

    3. The letter dated October 3, 2000, from Michael Cannon of Maxtor to Michael Brown of Quantum (the "Maxtor Business Purpose Letter") regarding the necessity of effecting the HDD Distributions before consummating the Merger;

    4. The Audited Consolidated Financial Statements of Quantum for the fiscal years ended March 31, 2000, 1999, 1998, 1997, and 1996;

    5. The representation letter dated September 29, 2000, from Lehman Brothers, Quantum's financial advisor, to Quantum with respect to the Quantum convertible notes;

    6. The Indenture Agreement, dated as of August 1, 1997, between Quantum Corporation and LaSalle National Bank, as Trustee; the Supplemental Trust Indenture, dated as of August 1, 1997, between Quantum Corporation and LaSalle National Bank, as Trustee; and the Second Supplemental Indenture, dated as of August 3, 1999, between Quantum Corporation and LaSalle Bank, National Association, as Trustee.

    7. The following agreements: the Agreement and Plan of Merger and Reorganization as of October 3, 2000; the General Assignment and Assumption Agreement as of October 3, 2000; the Master Separation and Redemption Agreement as of October 3, 2000; the Tax Sharing Agreement, as of October 3, 2000; the Master Transitional Services Agreement as of October 3, 2000; the Intellectual Property Agreement as of October 3, 2000; and the Indemnification Agreement as of October 3, 2000.

----------
(2) Prior to the acquisition of Snap by Quantum, Snap operated under the name Meridian Data, Inc.

October 3, 2000                                                          Page 3

References to "Section" in the discussion below are to the Internal Revenue Code of 1986, as amended (the "Code").

For purposes of rendering this opinion, we have assumed that the Documents provide a complete and accurate description of all relevant facts and circumstances surrounding the Proposed Transactions. In rendering this opinion, we are relying on, and the opinion is expressly conditioned on, all the Proposed Transactions (as defined in the Statements of Facts and Representations) being carried out in all material respects, and in substantially the same form, as described in the Documents. This opinion will be signed when the Documents are final.

E&Y has made no independent verification of any of the facts and representations set forth in the Documents and, therefore, has relied upon the completeness, correctness, and accuracy of the Documents for purposes of rendering this opinion. While E&Y has had discussions with management personnel of Quantum, Spinco, QPE, and QPE-Controlled and their affiliates in connection with rendering this opinion, (i) the substance of those discussions is in all material respects reflected in the Statement of Facts and Representations, (ii) the management personnel of Quantum have imparted no information materially additional to, or inconsistent with, that contained in the Statement of Facts and Representations, (iii) E&Y has assumed that any information imparted in such discussions with management personnel is true, and has not made (and has at no time had any means of making) any independent verification of any information imparted in such discussions, and (iv) the issuance of this opinion shall not imply anything to the contrary of (i) - (iii) preceding. For purposes of rendering this opinion, E&Y has assumed that all representations or warranties (including representations as to future conduct, e.g. that no inconsistent filing or return position will be taken) qualified by "to the knowledge of," "belief" or "expect" or similar qualifications are true without any such qualification, and that future conduct will occur consistently with such knowledge, belief, expectation, or similar qualification. Any inaccuracies in, omissions from, or modifications to the Documents may affect the conclusions stated herein, perhaps in an adverse manner.


                                     OPINION

Based on the Documents, the facts as summarized therein, and the applicable law, and subject to the limitations and qualifications stated herein, it is our opinion for U.S. federal income tax purposes, and for California, Colorado, and Massachusetts state franchise and income tax purposes, that, with respect to the Internal Distribution:

    1. The transfer by QPE to QPE-Controlled of its property relating to the Swiss HDD Business in exchange for the issuance to QPE of the stock of QPE-Controlled and QPE-Controlled's assumption of liabilities, followed by the distribution by QPE of all of the stock of QPE-Controlled to Distributing, should qualify as a "reorganization" within the

October 3, 2000                                                          Page 4

        meaning of Section 368(a)(1)(D). QPE and QPE-Controlled should each be "a party to the reorganization" within the meaning of Section 368(b).

    2. No gain or loss should be recognized by QPE on the Swiss Restructuring. (Sections 361(a) and 357(a)).

    3. No gain or loss should be recognized by QPE-Controlled on the Swiss Restructuring. (Section 1032(a)).

    4. The basis of property received by QPE-Controlled should be the same as the basis of such property in the hands of QPE immediately prior to the Swiss Restructuring. (Section 362(b)).

    5. The holding period of the property received by QPE-Controlled should include the period during which such property was held by QPE. (Section 1223(2)).

    6. No gain or loss should be recognized to (and no amount should be includible in the income of) Distributing upon its receipt of all of the stock of QPE-Controlled. (Section 355(a)(1)).

    7. No gain or loss should be recognized by QPE upon the distribution to Distributing of all of the stock of QPE-Controlled pursuant to the Internal Distribution. (Section 361(c)).

    8. The aggregate basis of the QPE-Controlled stock and the QPE stock in the hands of Distributing immediately after the Internal Distribution should be the same as its basis in its QPE stock immediately before the Internal Distribution, allocated in proportion to the fair market value of each in accordance with Treasury Regulations Section 1.358-2(a)(2). (Sections 358(a), (b), and (c)).

    9. The holding period of the QPE-Controlled stock received by Distributing in the Internal Distribution should include the holding period of its QPE stock with respect to which the Internal Distribution will be made, provided that such shares of the QPE stock are held as a capital asset on the date of the Internal Distribution. (Section 1223(1)).


Based on the Documents, the facts as summarized therein, and the applicable law, and subject to the limitations and qualifications stated herein, it is our opinion for U.S. federal income tax purposes, and for California, Colorado, and Massachusetts state franchise and income tax purposes, that, with respect to the Public Distribution:

    1. The transfer by Distributing to Controlled of its property relating to the HDD Businesses in exchange for the issuance to Distributing of the stock of Controlled and

October 3, 2000                                                          Page 5


        Controlled's assumption of liabilities related to the HDD Business, followed by the distribution by Distributing of all of the stock of Controlled to Distributing's HDD Shareholders in exchange for their shares of HDD Stock, should qualify as a "reorganization" within the meaning of Section 368(a)(1)(D). Distributing and Controlled should each be "a party to the reorganization" within the meaning of Section 368(b).

    2. No gain or loss should be recognized by Distributing on the HDD Transfer. (Sections 361(a) and 357(a)).

    3. No gain or loss should be recognized by Controlled on the HDD Transfer. (Section 1032(a)).

    4. The basis of property received by Controlled in the HDD Transfer should be the same as the basis of such property in the hands of Distributing immediately prior to the HDD Transfer. (Section 362(b)).

    5. The holding period of the property received by Controlled in the HDD Transfer should include the period during which such property was held by Distributing. (Section 1223(2)).

    6. No gain or loss should be recognized to (and no amount should be includible in the income of) Distributing's HDD Shareholders upon their receipt of the Controlled common stock (the "Controlled Stock") in exchange for their shares of HDD Stock pursuant to the Public Distribution. (Section 355(a)).

    7. The HDD Shareholders' basis in the Controlled Stock received pursuant to the Public Distribution in exchange for their shares of HDD Stock should be the same as the basis in their shares of HDD Stock surrendered therefor. (Section 358(a)).

    8. The holding period of the Controlled Stock (including fractional shares, if any) received by Distributing's HDD Shareholders in the Public Distribution should include the holding period of the HDD Stock with respect to which the Public Distribution will be made, provided that such shares of the Distributing stock are held as a capital asset on the date of the Public Distribution. (Section 1223(1)).

    9. The payment of cash in lieu of any fractional shares of Controlled Stock should be treated for federal income tax purposes as if the fractional shares were distributed as part of the Public Distribution and then redeemed by Controlled. These cash payments should be treated as having been received in exchange for the fractional shares of Controlled Stock deemed to be redeemed as provided by Section 302(a). Any gain or loss should be treated as capital gain or loss, provided that such fractional shares of

October 3, 2000                                                          Page 6

        stock would be held as capital assets on the date of the Public Distribution. Rev. Proc. 77-41, 1977-2 C.B. 574.

    10. No gain or loss should be recognized by Distributing upon the Public Distribution of all of the stock of Controlled to Distributing's shareholders. (Section 361(c)). In rendering this opinion, we specifically opine as follows:

        a. The acquisition of Controlled by Maxtor should not result in recognition of gain to Distributing by reason of Section 355(e)(1).

        b. The issuance of shares of HDD Stock to the historic shareholders of Snap should not be treated as an acquisition of those shares pursuant to a plan (or series of related transactions) for purposes of Section 355(e).

        c. The issuance of shares of Quantum stock to the historic shareholders of ATL should not be treated as an acquisition of those shares pursuant to a plan (or series of related transactions) for purposes of Section 355(e).

        d. The issuance of shares of HDD Stock prior to the Merger under existing Quantum Equity Compensation Plans pursuant to (i) the exercise of options or (ii) the grant of restricted stock, should not be treated as an acquisition of those shares pursuant to a plan (or series of related transactions) for purposes of Section 355(e).

        e. The issuance of Maxtor shares after the Merger under existing Maxtor Equity Compensation Plans pursuant to (i) the exercise of options or (ii) the grant of restricted stock should not be treated as an acquisition of those shares pursuant to a plan (or series of related transactions) for purposes of Section 355(e).

        f. The issuance of Maxtor shares after the Merger pursuant to the exercise of employee options to purchase HDD Stock that will be assumed by Maxtor should not be treated as an acquisition of those shares pursuant to a plan (or series of related transactions) for purposes of Section 355(e).

        g. The issuance of Maxtor restricted shares pursuant to the exchange by employees of restricted HDD Stock for restricted Maxtor shares should not be treated as an acquisition of those shares pursuant to a plan (or series of related transactions) for purposes of Section 355(e).

        h. The issuance of shares of HDD Stock prior to the Merger, and the issuance of Maxtor shares after the Merger, if any, which are issued to holders of the Convertible Notes in respect of the conversion of such Notes, should not be treated

October 3, 2000                                                          Page 7

             as an acquisition of those shares pursuant to a plan (or series of related transactions) for purposes of Section 355(e).

        i. Public trading in HDD Stock and in Maxtor shares should not be treated as an acquisition of those shares pursuant to a plan (or series of related transactions) for purposes of Section 355(e).

        j. Quantum's issuance of HDD Stock and of DSS Stock to Quantum shareholders in Quantum's reclassification of its stock into tracking stocks should not be treated as an acquisition of those shares pursuant to a plan (or series of related transactions) for purposes of Section 355(e).

        k. The issuance of DSS Stock pursuant to employee options exercisable into DSS Stock, or the issuance of restricted DSS Stock, that are described in the Statement of Facts and Representations, should not be treated as an acquisition of Spinco or Maxtor shares pursuant to a plan (or series of related transactions) for purposes of Section 355(e).

        l. The redemptions of Quantum shares pursuant to Quantum's open market stock repurchase programs should not be treated as an acquisition of those shares pursuant to a plan (or series of related transactions) for purposes of Section 355(e).


                                SCOPE OF OPINION

The scope of this opinion is expressly limited solely to the United States federal income tax consequences, and certain California, Colorado, and Massachusetts state franchise and income tax consequences, to Quantum, Spinco, QPE, QPE-Controlled, and the HDD Shareholders resulting from the HDD Distributions as set forth in the section above entitled "Opinion." No opinion has been requested, no determination has been made, and no opinion has been expressed as to any tax consequences of the HDD Distributions to the shareholders of Quantum DSS Stock, or to Maxtor or shareholders of Maxtor. In addition, no opinion has been requested, no determination has been made, nor has any opinion been expressed on any other issues including, but not limited to, any state (other than California, Colorado, and Massachusetts), foreign, consolidated return, employee benefit, or alternative minimum tax issues, or on the Section 306 or 382 (or any other Code section) consequences to the parties to these transactions. No opinion has been requested, no determination has been made, nor has any opinion been expressed regarding: (i) the valuation of any assets or stock of Quantum, Spinco, QPE, or QPE-Controlled, or any of their affiliates; (ii) the tax treatment of any HDD Shareholder who acquired his or her shares in a compensatory transaction, who does not hold his or her shares as capital assets, or who holds his or her shares subject to special circumstances (such as pursuant to constructive sale, straddle, hedging, conversions, or similar transactions); (iii) the tax consequences of the acquisition of Spinco by Maxtor (other than as

October 3, 2000                                                          Page 8

expressly stated in the opinion), or (iv) the tax consequences of any other transactions or events that may take place subsequent to the HDD Distributions (other than as expressly stated in the opinion).

No opinion is expressed as to any transaction other than the HDD Distributions as described in the Documents or as to any transaction whatsoever, including the HDD Distributions, (i) if one or more of the transactions described in the Statement of Facts and Representations, the Maxtor Officer's Certificate, or the Maxtor Business Purpose Letter is not consummated in accordance with the terms indicated therein and without waiver or breach of any material provision thereof; (ii) if all of the representations, warranties, statements, and assumptions in the Documents upon which we rely are not true, complete or accurate in all material respects and at all relevant times; or (iii) if any material transaction occurs after the HDD Distributions that is not described or otherwise mentioned in the Documents. In addition, the above opinion is based on the information contained in the Statement of Facts and Representations and assumes that the facts and representations contained therein could, in fact, be established in a court of law in accordance with the appropriate governing laws and burdens of proof. In the event any one of the statements, representations, warranties, or assumptions upon which we rely to issue this opinion is incorrect, or if there is any variation or difference in the Documents as we have relied upon them and the Documents as executed, our opinion might be adversely affected and may no longer be valid.

The opinions and conclusions contained herein, as stated above, are based upon an analysis of the Internal Revenue Code as in effect on the date hereof, Treasury Regulations, current case law, and published Internal Revenue Service ("IRS") authorities. The foregoing are subject to change, and such change may be retroactively effective. If so, the opinions and conclusions, as set forth above, may be affected and may no longer be valid. In particular, we note that regulations regarding the definition of "plan (or series of related transactions)" under Section 355(e)(2)(B) are proposed, and have not become final. Such regulations, when finalized, could affect the conclusions stated herein regarding the application of Section 355(e) to the HDD Distributions.

E&Y has undertaken no obligation to update these opinions for changes in facts or law occurring subsequent to the date hereof. The opinions merely represent our interpretation of existing federal income tax law, and are not binding on the IRS or any court of law. You should also be aware that as to certain of our assessments contained therein, there are currently no rulings or cases on point. No assurance can be given that the IRS would not adopt a position contrary to our opinion and prevail in a court of law.

October 3, 2000                                                          Page 9

expressly authorizes Quantum and its shareholders to disclose every aspect of our advice and services with any and all persons, without limitation.

                                      Very truly yours,

                                      /s/ ERNST & YOUNG LLP
                                      ---------------------




cc:     Michael Brandt, Ernst & Young
        Danni Dunn, Ernst & Young
        Rose Williams, Ernst & Young
        Mark Yecies, Ernst & Young

                              QUANTUM CORPORATION
                               500 MCCARTHY BLVD.
                               MILPITAS, CA 95035


PRIVATE AND CONFIDENTIAL

October 3, 2000


Ernst & Young LLP
303 Almaden Avenue
San Jose, CA 95110


Dear Sir or Madam:

This STATEMENT OF FACTS AND REPRESENTATIONS made by the management of Quantum Corporation, a Delaware corporation ("Quantum" or "Distributing"), on behalf of Quantum and Insula Corporation, a Delaware corporation, ("Controlled") (the "Management") to Ernst & Young LLP provides certain facts and representations that will be relied upon by Ernst & Young LLP in the issuance of an opinion as to certain U.S. Federal income tax consequences and certain California, Colorado, and Massachusetts state franchise and income tax consequences to Quantum and to the shareholders of Quantum's HDD common stock(1) (the "HDD Shareholders"), arising from (i) the contribution of certain assets and the assumption of liabilities used in the hard disk drive business by Quantum Peripherals (Europe) S.A. ("QPE"), a Swiss corporation, to its subsidiary corporation known as QPE-Controlled, a Swiss corporation, (ii) the distribution of the stock of QPE-Controlled by QPE to Quantum, (iii) the contribution of all of the assets and the assumption of liabilities related to Quantum's Hard Disk Drive Businesses (the "HDD Businesses") and certain other assets as specified in the General Assignment and Assumption Agreement among Quantum, Controlled, and Maxtor as of October 3, 2000, to a newly formed subsidiary of Quantum, Insula Corporation, and (iv) the distribution of the stock of Controlled by Quantum to the HDD Shareholders.

--------
(1) On August 3, 1999, Quantum recapitalized its common stock into two newly-created classes of common stock: (i) Quantum HDD Stock ("HDD Stock") - created to track Quantum's Hard Disk Drive line of business, and (ii) Quantum DSS Stock ("DSS Stock") - created to track Quantum's DLT & Storage Systems line of business. As a result, each share of Quantum common stock was exchanged for
0.5 share of Quantum HDD Stock and 1.0 share of Quantum DSS Stock. Similarly, each option to purchase Quantum common stock was converted into separately exercisable options to acquire one share of DSS Stock and 0.5 of a share of HDD Stock.

                               STATEMENT OF FACTS

I. INTRODUCTION

Quantum is a publicly-traded Delaware corporation incorporated in 1980. Quantum is the common parent of an affiliated group of corporations (the "Quantum Affiliated Group") that, with its eligible subsidiaries, files a consolidated federal income tax return using the accrual method of accounting on a fiscal year ending March 31.(2) Quantum develops, markets, and sells data storage products and services for the protection and back-up of computer information. The Quantum Affiliated Group operates directly, and indirectly through its wholly owned subsidiaries, two distinct lines of businesses, the hard disk drive business (the "HDD Businesses"), and the digital linear tape and storage solutions business (the "DSS Businesses").


II. PROPOSED TRANSACTIONS

In order to facilitate the acquisition of the HDD Businesses by Maxtor Corporation ("Maxtor"), an unrelated publicly-traded Delaware corporation, the following transactions are proposed (the "Proposed Transactions"):

1. Quantum will separate the HDD related business assets and liabilities owned by QPE (the "Swiss HDD Business") from the DSS related business assets and liabilities owned by QPE by causing QPE to transfer the Swiss HDD Business to QPE-Controlled, a newly formed Swiss corporation (the "Swiss Restructuring"). As a result of the Swiss Restructuring, the HDD related business assets and liabilities of QPE will be held by QPE-Controlled, and the DSS assets and liabilities of QPE will continue to be held by QPE.

2. QPE will distribute the stock of QPE-Controlled to Quantum (the "Internal Distribution"). The Internal Distribution will be structured as a de-merger transaction pursuant to Swiss law.

3. Quantum will create Controlled as a new U.S. corporation, to which Quantum will contribute all of the HDD Businesses' assets, including the HDD business assets held directly by Quantum, the stock of QPE-Controlled, and the stock of certain other foreign subsidiaries which operate an HDD business (the "HDD Transfer"). In connection with the HDD Transfer, Controlled will contractually assume responsibility for the payment and discharge of the liabilities related to the HDD Businesses, including liabilities of approximately $95,833,000 relating to Quantum's outstanding $287,500,000 of 7% Quantum publicly traded convertible notes (the "Convertible Notes") (the "Convertible Note Assumption").

--------
(2) A diagram of the complete organizational structure of the Quantum Affiliated Group as of the date of this letter is attached as Exhibit A.

4. Controlled, or a newly created subsidiary (or subsidiaries) of Controlled, will purchase certain HDD assets needed to operate the HDD Businesses from various of the controlled foreign corporations currently owned by Quantum (the "Foreign Asset Acquisitions").

The Swiss Restructuring, the Internal Distribution, the HDD Transfer, the Convertible Note Assumption, and the Foreign Asset Acquisitions collectively comprise the "Internal Restructuring" that precedes the Public Distribution (as defined below).

5. Following the Internal Restructuring, Quantum will distribute all of the outstanding stock of Controlled pro-rata to the HDD Shareholders in exchange for all of the outstanding HDD Stock (the "Public Distribution", and together with the Internal Distribution, the "HDD Distributions").

6. Maxtor and Quantum have entered into an Agreement and Plan of Merger and Reorganization by and among Quantum, Controlled and Maxtor as of October 3, 2000 (the "Merger Agreement"). Pursuant to the Merger Agreement, Maxtor, shortly following the Public Distribution, will acquire Controlled through a merger transaction which will qualify as a reorganization under Section(3) 368(a)(1) (the "Merger"). In the Merger, the shareholders of Controlled will receive only voting common shares of Maxtor in exchange for their Controlled shares, other than cash issued for fractional shares. In connection with the Merger, pursuant to the Trust Indenture governing the Convertible Notes, Maxtor, after the Merger, will be required to deliver Maxtor shares to the holders of the Convertible Notes if, in the future, such holders elect to convert the Convertible Notes into shares of DSS Stock and Maxtor.

7. As part of the Public Distribution, employee options to purchase HDD Stock held by individuals who will be employees of Controlled (the "Transferred Employees") will be converted into employee options to acquire Controlled stock. All vested employee options to acquire DSS Stock held by Transferred Employees may be exercised for DSS Stock for a period of up to 90 days following the HDD Distributions. All unvested employee options to acquire DSS Stock held by Transferred Employees will be converted into restricted DSS Stock with a per share purchase price equal to par value, the vesting of which will occur as follows: (i) one half upon the earlier of either 3 months following the Merger or upon termination of employment other than for cause, and (ii) one half on a monthly basis pro-rata for nine months beginning 3 months following the Merger to be vested one year after close.

        Employee options to acquire HDD Stock and which are held by employees remaining with Distributing ("Non-Transferred Employees") will be converted into employee options to acquire DSS Stock. All employee options to acquire DSS Stock held by Non-Transferred Employees will remain unchanged.


--------
(3) All section references are to the Internal Revenue Code of 1986, as amended, unless otherwise stated.

        Vested options to purchase HDD Stock held by executives holding a vice president or more senior position (i.e., eligible executives) who are terminated prior to the effective time of the Merger will be converted, in the Public Distribution, into options to acquire Controlled Stock. However, all unvested employee options to purchase HDD Stock held by such eligible executives will be converted into like options to purchase DSS Stock, the vesting of which will be accelerated upon termination. In addition, all unvested options to purchase HDD Stock held by any other employee terminated prior to the Merger will be converted into DSS restricted stock, the repurchase rights of which will be eliminated upon termination. All vested employee options to purchase DSS Stock held by Quantum employees that are terminated prior to the effective time of the Merger will be exercisable for a period of 90 days following the Public Distribution, and all unvested options to purchase DSS Stock held by such terminated employees will become vested upon termination.

        As part of the acquisition of Controlled by Maxtor, all options to acquire Controlled stock will be assumed by Maxtor and converted into employee options to acquire Maxtor stock.

        None of the HDD employee options described above, other than certain of those converted to DSS options or DSS restricted stock, will be accelerated but will instead continue to vest under the current HDD and DSS Stock vesting schedules. Restricted DSS and HDD stock will be treated in the same manner as employee options to purchase DSS and HDD Stock, respectively, as described above.




III. FACTS

        A. CORPORATE ORGANIZATION AND HISTORY

                1. CAPITAL STRUCTURE: OUTSTANDING HDD AND DSS STOCK

On July 23, 1999, Quantum's stockholders approved a tracking stock proposal. As a result, Quantum's Certificate of Incorporation was amended and restated, effective as of the close of business on August 3, 1999, designating two new classes of Quantum Corporation common stock: the HDD group common stock which tracks the performance of the HDD Businesses and the DSS group common stock which tracks the performance of the DSS Businesses. The HDD Stock and the DSS Stock separately trade on the New York Stock Exchange ("NYSE") under the ticker symbols HDD and DSS, respectively.

Pursuant to the terms of the tracking stock, Quantum prepares financial statements for each of the DSS and HDD Businesses. In addition, subject to various legal restrictions, Quantum's board of directors (the "Board"), in its sole discretion, may declare and pay dividends exclusively on the HDD Stock or exclusively on the DSS Stock, in equal or unequal amounts. Further, the terms of the tracking stock require that Quantum, if it disposes of substantially all of one group's assets, must either pay a dividend to that group equal to the net proceeds realized on the transaction, redeem that group's outstanding stock, or convert the one group's tracking stock into the other tracking stock at a specified price designed to result in a premium.

As of the close of trading on August 31, 2000, Quantum had outstanding approximately 76.8 million shares and 148.6 million shares of HDD Stock and of DSS Stock, respectively. As of the same date, to Management's knowledge, holders of at least five percent of the total shares of HDD Stock outstanding were as follows:

        Boston Company Asset Management             9.0%
        Smith Barney Asset Management               9.8
        Wellington Management Co. LLP              13.4

As of the same date, to Management's knowledge, holders of at least five percent of total shares of DSS Stock outstanding were as follows:

        Sanford C. Bernstein & Co., Inc.           11.7%
        Smith Barney Asset Management               6.2

To Management's knowledge, based upon filings with the SEC, the above-identified five percent shareholders are investment advisors or money managers who hold such shares solely for the benefit of their clients and not for their own account. To the best of Management's belief and knowledge, the above-identified five percent shareholders have not purchased and have no intention to purchase additional shares in anticipation of the Merger.

Quantum has no other classes of stock outstanding.

             2. CAPITAL STRUCTURE: EMPLOYEE OPTIONS AND RESTRICTED SHARES

Quantum maintains a Long-Term Incentive Plan ("LTIP"), originally implemented in 1993 and most recently amended on August 4, 1999, that allows for the issuance of stock options, stock appreciation rights, stock purchase rights (restricted stock), and long-term performance awards to employees, consultants, and officers of Quantum. The exercise price for options and stock appreciation rights under the LTIP may not be less than 100 percent of the fair market value of the underlying shares on the date of grant. Options and stock appreciation rights awarded under the LTIP generally expire no later than 10 years from the grant date and vest over 4 years. Long-term performance awards under the plan also include restricted stock and are granted at prices set to accord with state law requirements; an offeree must accept an offer for restricted stock within 30 days of grant. Restricted stock generally contains a repurchase right, which typically lapses over a 3 year period. Terms of long-term performance awards vary based upon individual performance factors and criteria. The LTIP allows for an annual increase in the number of shares available for issuance under the plan.

Quantum maintains a Supplemental Stock Option Plan ("SSOP"), implemented in 1999, that provides for the issuance of nonstatutory stock options and restricted stock to employees and consultants of Quantum. The plan administrator is awarded the discretion to set exercise prices for options, although the purchase price for restricted stock must be set to accord with minimum state law requirements. Exercise and vesting periods under the SSOP are also left to the discretion of the plan administrator, but restricted stock is generally subject to a repurchase right which lapses over a 3 year period, and options customarily vest over a 4 year period. In addition, options typically expire within 10 years after date of grant.

Quantum also maintains a 1996 Board of Directors Stock Option Plan (the "Director SOP") under which options may be awarded to Quantum's outside directors. Options under this plan are exercisable at 100 percent of the fair market value of the underlying shares on the date of grant and expire not later than 10 years from the grant date. Options awarded under the plan have generally vested ratably over 4 years.

Quantum maintains the Quantum Employee Stock Purchase Plan (the "ESPP"), implemented in January 1982, allowing for the purchase of Quantum shares in blocks of one share of HDD Stock and two shares of DSS Stock at 85 percent of fair market value at the date of grant or the exercise date, whichever value is less. Of the 12.4 million shares of HDD Stock and 24.8 million shares of DSS Stock that are authorized to be issued under the plan, as of August 18, 2000, 1,819,410 and 3,432,332 shares, respectively, were available for purchase under the plan.

The above discussed employee compensation plans will be referred to collectively herein as the "Quantum Equity Compensation Plans."

                   HDD Restricted Stock and Option Information

As of August 31, 2000, there were 1,503,966 shares of restricted HDD Stock outstanding. As of the same date, there were 18,642,508 options to purchase HDD Stock outstanding, of which 8,230,213 were vested and 10,412,295 were unvested. As of August 18, 2000, there were 1,819,410 shares of HDD Stock available for purchase under the Quantum ESPP.

                   DSS Restricted Stock and Option Information

As of August 31, 2000, there were 3,009,923 shares of restricted DSS Stock outstanding. As of the same date, there were 35,952,600 options to purchase DSS Stock outstanding, of which 15,752,552 were vested and 20,200,048 were unvested. As of August 31, 2000, there were 3,432,332 shares of DSS Stock available for purchase under the Quantum ESPP.

             3. CAPITAL STRUCTURE - CONVERTIBLE NOTES

As of August 31, 2000, there were outstanding $287,500,000 of 7% widely-held, publicly-traded convertible subordinated notes having a maturity date of August 1, 2004. Quantum issued the Convertible Notes on August 1, 1997. As a result of the recapitalization of Quantum's outstanding common stock into the HDD and DSS tracking stock, in August of 1999, the Second Supplemental Trust Indenture was amended, in accordance with its required terms, to take into account the effect of the recapitalization. Pursuant to the amended Indenture, each Convertible Note holder has the right to convert any $1000 of principal Notes held by such holder into (i) the number of DSS shares obtained by dividing $666.67 by the DSS conversion price, and (ii) the number of HDD shares obtained by dividing $333.33 by the HDD conversion price. The initial DSS conversion price was $30.883 and the initial HDD conversion price was $30.883. Such initial conversion price is subject to standard conversion price adjustments. Under certain circumstances, holders of Convertible Notes, at their option, have certain rights to require Quantum to redeem the Convertible Notes.

             4. QUANTUM'S AFFILIATED COMPANIES

Quantum is the common parent of 20 domestic and foreign first-tier subsidiary corporations that, along with several lower tier subsidiaries, comprise an affiliated group of corporations within the meaning of Section 1504(a). There are various U.S. subsidiaries in the Quantum Affiliated Group, all of which are wholly owned first tier subsidiaries of Quantum, including: ATL Products, Inc. ("ATL"), Snap Division Corporation ("Snap")(4), Quantum Peripherals Realty Corporation, and Quantum Technology Ventures.

The foreign wholly owned subsidiaries include: Quantum Peripherals (Europe) S.A. in Switzerland; Quantum GmbH in Germany; Quantum France SARL in France; Quantum Data Storage B.V. in the Netherlands; Quantum Peripheral Products (Ireland) Ltd. in Ireland; Quantum Peripheral Products, Ltd. in the U.K.; Quantum Asia Pacific Pte. Ltd. in Singapore; Quantum Peripherals (Malaysia) Sdn. Bhd. in Malaysia; Quantum Korea Corporation in Korea; Quantum Peripherals Japan Corporation in Japan; Quantum Storage (Malaysia) Sdn. Bhd. in Malaysia; Quantum Foreign Sales Corporation in Barbados; Quantum Cayman Corporation in Cayman; and Quantum Hong Kong Ltd. in Hong Kong.


        B. ACTIVE TRADES OR BUSINESSES


--------
(4) Prior to the acquisition described below, Snap was known as Meridian Data, Inc. References hereafter to pre-acquisition activities of the corporation now known as Snap will use the name "Snap" rather than "Meridian Data, Inc." for sake of simplicity.

The following describes the active trades or businesses historically conducted by Quantum and its subsidiaries. As previously noted, Quantum actively engages, both directly and indirectly, in the conduct of multiple businesses that are identified either with the HDD group or the DSS group. A description of the HDD Businesses and DSS Businesses is as follows:

             1. THE HARD DISK DRIVE BUSINESSES (HDD GROUP)

The HDD group designs, develops, manufactures, and markets a diversified product portfolio of hard disk drives to meet the storage requirements of (i) entry-level to high-end desktop personal computers in home and business environments, and (ii) network servers, workstations, and storage subsystems. In addition, the HDD group also makes specialized hard disk drives for use in consumer electronics applications. The HDD Businesses consist of three identifiable market segments: (i) the Desktop Hard Disk Drive Business (the "Desktop HDD Business"), the High-End Disk Drive Business (the "High-End HDD Business"), and the Disk Drives for Consumer Electronics Devices Business (the "Consumer Electronics HDD Business"). As previously mentioned, the HDD Stock tracks the HDD Businesses.

All of the HDD Businesses are conducted directly by Quantum and indirectly through various wholly-owned subsidiaries, including QPE. Quantum began conducting the Desktop HDD Business upon its formation in 1980, gradually moving into higher-end disk drives and enlarging the business over the years through internal expansion and acquisition of related businesses. On October 3, 1994, Quantum significantly expanded the HDD Businesses with its purchase of certain assets associated with the storage-related business of Digital Equipment Corporation. These assets predominantly consisted of assets involved in the design, manufacture, and marketing of computer disk drives, tape drives, tape media, solid state memory devices, magnetic recording head products, and optical storage devices, including related technology other than CD-ROM (hereafter referred to as the "Digital Storage Business Assets"). These business assets were immediately integrated into the existing HDD Businesses. More recently, Quantum initiated the Consumer Electronics HDD Business.

The following discussion more fully describes the three HDD Businesses:

                    a. The Desktop HDD Business

As noted above, Quantum has directly and actively conducted the Desktop HDD Business since its formation in 1980. Quantum designs, develops, and markets a wide range of disk drives which address the storage needs of any home or business desktop computer, from entry-level to high-end desktop personal computers. Desktop disk drives offered by Quantum consist of 3.5 inch drives, ranging from 5.1 GB to 40 GB of storage capacity.

                    b. The High-End HDD Business

Quantum initiated direct conduct of the High-End HDD Business in the late 1980s, significantly expanding this business in 1994 when it obtained various high-end disk drive technologies upon its purchase of the Digital Storage Business Assets. Quantum designs, develops, and markets these technologically-advanced hard disk drives for high-end users requiring faster and higher capacity disk drives, such as network servers, dedicated servers, and linked computer systems. Disk drives identified with this segment, which range from 9.1 GB to 40 GB of storage capacity, are designed to support resource-intensive applications, such as graphics, disk arrays, desktop publishing systems, multimedia computing systems, databases, and file servers.

                    c. The Consumer Electronics HDD Business

Beginning in fiscal year 1999, Quantum utilized its existing hard drive technologies to pioneer a disk drive technology specially designed for use in consumer electronics, which Quantum had identified as a growing market. The specialized technology enables the instantaneous access to and simultaneous recording and play-back of audio and video content. Quantum utilizes the technology to offer customized design capabilities and unique hard disk drive applications to consumer electronics customers.

The following table reflects the earnings and employee history for the HDD Businesses. The information below is for the Quantum Affiliated Group and individually for Quantum and QPE.

                                                                               PERIOD
REVENUE (IN 000s)                                                              ENDING
HDD BUSINESSES             FY 1996   FY 1997   FY 1998    FY 1999   FY 2000    8/31/00
-----------------         ---------- --------- --------- ---------- --------- ----------
Quantum Affiliated Group  4,087,162  4,591,444 4,615,435 3,599,320  3,311,579 3,311,579
                          ---------- --------- --------- ---------- --------- ----------
Quantum                   1,828,640  1,918,590 1,943,951 1,595,625  1,387,903 1,387,903
                          ---------- --------- --------- ---------- --------- ----------
QPE                       2,097,855  2,494,478 2,470,628 1,818,936  1,726,603 1,726,603
                          ---------- --------- --------- ---------- --------- ----------

                                                                               PERIOD
                                                                               ENDING
EMPLOYEES                  FY 1996   FY 1997   FY 1998    FY 1999   FY 2000    8/31/00
---------                 ---------- --------- --------- ---------- --------- ----------
Quantum Affiliated Group      5,573      4,570     4,777     4,375      3,697     3,250
                          ---------- --------- --------- ---------- --------- ----------
Quantum                       3,365      2,847     2,540     2,514      2,084     1,933
                          ---------- --------- --------- ---------- --------- ----------
QPE                              33         34        37        50         58        66
                          ---------- --------- --------- ---------- --------- ----------

Pro-forma balance sheets for Controlled and QPE-Controlled as of August 27, 2000, have been included as Exhibits B and C, respectively.

             2. THE DIGITAL LINEAR TAPE & STORAGE SYSTEMS BUSINESSES (THE DSS
                GROUP)

The DSS business group designs, develops, manufactures, licenses, and markets Digital Linear Tape ("DLTtape") drives, DLTtape media cartridges and storage systems, including

DLT- and non-DLT-tape libraries,(5) solid state storage systems, network-attached storage appliances, and related services. The DSS Businesses consist of five identifiable business operations: (i) the Digital Linear Tape Business (the "DLT Business"), (ii) the Autoloader Business, (iii) the Solid State Disk Drive Business, (iv) the High-End Tape Library Business (hereafter referred to as the "ATL Business"), and (v) the Network-Attached Storage Appliances Business (hereafter referred to as the "Snap Business"). The DSS Stock tracks the performance of the combination of these five businesses.

Quantum directly operates the DLT Business, the Solid State Disk Drive Business, and the Autoloader Business, and has so operated these businesses for more than 5 years. Additionally, Quantum's various foreign subsidiaries, including QPE, directly operate these three lines of the DSS Businesses. The ATL Business is operated by ATL and ATL's wholly owned foreign subsidiaries, and the Snap Business is operated by Snap.

The following discussion more fully describes the five DSS lines of business.

                    a. The Digital Linear Tape Business

Quantum has directly and actively conducted the DLT Business since it purchased the business as part of its acquisition of the Digital Storage Business Assets in October 1994. Specifically, the DLT Business involves the sale of a tape media product known as DLTtape, which was introduced by Digital in 1993, and DLTtape-related products, including tape drives and media cartridges. DLTtape is half-inch cartridge-based tape technology that has become widely regarded as the industry standard for backing up, archiving, and recovering data in networked computing environments because of its cost-effectiveness, high reliability, and nearline accessibility to data.(6) Tape drives are devices that read data stored on a network server's hard disk drive storage system and write to magnetic tape stored on reels and housed within media cartridges. Although tape drives provide relatively slower data access times as compared to hard disk drives, tape drives are a more cost-effective solution for customers who need to store large quantities of data that must be protected but not frequently accessed. Quantum's media cartridges are specifically designed for use with half-inch tape media and DLTtape drives, as all of these products must be compatible to function properly. DLTtape and tape-related products are incorporated into the Autoloader Business' products and ATL's tape libraries as well as many of Quantum's competitors' products.


--------
(5) Tape libraries are high capacity data storage systems for storing, retrieving, reading from, and writing to multiple magnetic tape cartridges. Also called "tape automation systems," they contain storage racks for holding cartridges and a robotic mechanism, known as an "autoloader," which moves the cartridges to one or more tape drives for reading and writing.

(6) Cartridge-based magnetic tapes incorporate the key advantages of linear recording, which provides high data integrity and rapid data accessibility with relatively low storage density, with helical tape technologies, which provide higher density but generally lower data transfer rates, increased maintenance requirements, less effective access to random data, and reduced data integrity. "Nearline accessibility" means availability of information within a short amount of time, but not instantly. Tape and disk libraries are considered nearline devices, because it takes several seconds to retrieve the appropriate cartridge before the cartridge can be read, as opposed to "online accessibility," where access to information stored on an attached hard drive, for example, is usually instantaneous.

                    b. The Solid State Disk Drive Business

Quantum also acquired the initial assets comprising its Solid State Disk Drive Business from Digital as part of Quantum's acquisition of the Digital Storage Business Assets in October 1994. Solid State Disk drives are 3.5 inch drives which utilize special memory chips to enable significantly faster data access times than the magnetic disks used in standard hard disk drives.

                    c. The Autoloader Business

Quantum also has been engaged in the Autoloader Business since its purchase of certain tape autoloaders and low-end libraries as part of the Digital Storage Business Assets purchase in October 1994. In general, tape libraries are systems that back-up and store information without human intervention onto tape drives and media cartridges contained within a single storage system. The Autoloader Business involves the marketing of autoloaders and low-capacity mini-libraries, and addresses the storage needs of the lower end of the networked computing market. The largest of these libraries marketed by Quantum's Autoloader Business contains only three drives and 14 media cartridges and costs approximately $20,000.

                    d. The ATL Business

The ATL Business was originally established in 1990 as a division of Odetics, Inc. ("Odetics"), an unrelated corporation, with the goal of replacing manual storage and retrieval of computer tapes by applying Odetics' technical expertise in robotics and information automation technology to the development of automated tape libraries. By 1991, Odetics had developed and introduced its first line of automated library products for mid-range computer and data-intensive server networks, including a cartridge-based automated tape handling system for integration into tape libraries. In February 1993, Odetics transferred the ATL business to a newly incorporated, wholly-owned subsidiary, ATL Products, Inc., to pursue the market for automated tape libraries. Shortly thereafter, the ATL subsidiary chose DLT drives as its medium of choice for a new generation of libraries and accordingly entered into a joint development partnership with Digital to automate the use of DLTtape and to develop and market automated DLT-based libraries to networked computer customers. In 1994, as a result of that partnership, ATL introduced its second generation of DLTtape-based automated libraries, for the client server market, and several other successful products. Odetics continued to actively conduct the High-End Tape Library business within the ATL subsidiary until October 1997, when Odetics distributed all of its ATL shares to its shareholders in an exchange intended to qualify under Section 355. See P.L.R. 97-52-036 (Sept. 25, 1997). ATL then operated as a stand-alone entity until its acquisition by Quantum in October 1998.

On October 28, 1998, Quantum acquired all of the outstanding stock of ATL, valued at approximately $290 million, in a nontaxable exchange under Section 368(a)(1). Except for cash totaling $5,163.27 which was remitted by Quantum in redemption of fractional ATL shares, no cash or other property was exchanged in the transaction, and no debt was assumed. Following the acquisition, ATL continued to actively conduct the ATL Business as a wholly-owned subsidiary of Quantum and has continued to do so since that time. The high-end automated magnetic tape libraries developed by the ATL Business to manage, store, back-up, and transfer data in networked computing environments contain additional cartridges and drives and more sophisticated automation technology, achieving higher storage capacities than libraries marketed as part of the Autoloader Business. These libraries typically sell in the $35,000 to $175,000 price range, and ATL markets special processing-related contracts, such as integration and servicing agreements, with respect to these libraries.

                    e. The Snap Business

Beginning with the acquisition of the Digital Storage Business Assets in 1994, Quantum began expanding into the storage solutions business. During the mid-1990's Quantum determined that one of its critical business strategies should be to become a leader in the storage systems industry. Thus, in October of 1998, Quantum acquired ATL.

Quantum further desired to expand its storage solutions business by entering the rapidly emerging market for network-attached storage appliances. By 1998, several established data storage companies had announced plans to enter the network-attached storage market, but none had yet entered the market. Although Quantum attempted to develop a product internally, by February 1999, it decided to enter the network-attached storage appliance market by acquiring Snap. Quantum acquired the Snap Business on October 10, 1999, when it acquired all of the outstanding stock of Snap, valued at approximately $112 million, in a nontaxable exchange under Section 368(a). Except for cash totaling $920 which was remitted by Quantum in redemption of fractional Snap shares, no cash or property other than Quantum shares was exchanged in the transaction, and no debt was assumed.(7)

Among its reasons for the Snap acquisition, the Board believed that acquiring Snap would enable the combined company to capture a significant share of the growing market for network-attached storage appliances. In addition, the Board believed that the Snap acquisition would give the combined company the technological and market advantages needed to become a leader in the further development of intelligent storage devices, systems, and solutions that would be demanded in the future.

Snap develops and markets network-attached storage devices which have historically included both optical disk and conventional hard disk drive technologies. A network-attached storage appliance is a device that stores computer data independently of the


--------
(7) Upon closing of the exchange, Quantum issued 2 million HDD shares and 4.1 million DSS shares to Snap shareholders, who exchanged their shares in Snap into
0.22125 and 0.4425 shares of Quantum HDD Stock and DSS Stock, respectively, per share.

software and processing resources of the network to which it is attached. Network-attached storage appliances facilitate the sharing and protecting of data within entry and workgroup level computing environments, where multiple users access common data over a local area network. In general, these devices allow users to easily add "plug-and-play" storage capacity to networks without having to disable the network server, which can be an inconvenient and expensive task.(8) These products address the considerable storage demands created from the increased sharing of information over the Internet and on networks.

Snap introduced its first network-attached storage product line in 1995, using technology and know-how originating from its core CD-ROM storage business.(9) This product line consisted of several enterprise-level, optical disk-based storage systems marketed under the name CD Net, which incorporated between 14 and 56 optical CD-ROM drives. These products were suitable for meeting the data-sharing demands for an entire corporation and cost between $12,000 and $48,000.

In October 1997, Snap released the CD Net Universal Server, a plug-and-play optical CD-ROM server with a built-in Web server, available with 7 to 14 CD-ROM drives, and costing from $1,000 to $4,900. This product retained the optical drive medium of the CD Net product, but reduced the scale and price of the system in order to tailor the product to the needs of smaller end users, such as workgroups or Internet sites.

In 1998, Snap released the Snap! Server network-attached appliance, retaining the workgroup-scale level of the CD Net Universal Server but using hard disk drives instead of optical disk drives. The cost of the Snap! Server starts as low as $500, and thus, like the CD Net Universal Server, it is accessible to small corporate workgroups or to Internet sites without the prohibitive costs typically associated with enterprise-scale storage. The Snap! Server installs in approximately 5 minutes, plugging directly into any computer within a network and bypassing bottlenecks in and out of the server.

In March 2000, as a result of various systemic and employee retention issues, Quantum began to consider the distribution of the stock of Snap (the "Snap Distribution"). Quantum will be submitting a ruling request to the Internal Revenue Service (IRS) requesting a ruling that the Snap Distribution will qualify as tax-free pursuant to Section 355.


--------
(8) A "plug-and-play" peripheral device is one that can be added to a computer or a network server without the need to reconfigure the computer or the server; after the peripheral is attached to the computer or server's operating system, the computer or server can recognize and work with the new peripheral immediately. A shared network printer is a common form of "plug-and-play" peripheral device. The Snap! Server is a protocol-independent network storage appliance that provides a time-efficient and cost-effective alternative to conventional methods of increasing network storage space, such as installing an additional hard disk to an existing file server or purchasing a new larger capacity server, which typically would require server downtime and third party technical assistance.

(9) These networked CD-ROM storage systems enabled efficient maintenance of data, since CD-ROMs installed on centrally managed servers could be updated without having to access individual desktop computers.

                    f. Revenue and Employees of DSS Businesses

The following table reflects the earnings and employee history for the DSS Businesses. The information below is for the Quantum Affiliated Group and individually for Quantum and QPE.

                                                                                 PERIOD
REVENUE (IN 000s)                                                                ENDING
DSS BUSINESSES             FY 1996   FY 1997    FY 1998    FY 1999    FY 2000    8/31/00
-----------------          --------- --------- ---------- ---------- ---------- ----------
Quantum Affiliated Group    335,565   728,013  1,189,800  1,302,736  1,418,871  1,418,871
                           --------- --------- ---------- ---------- ---------- ----------
Quantum                     311,089   639,319  1,007,150    885,723    752,725    752,725
                           --------- --------- ---------- ---------- ---------- ----------
QPE                          23,965    84,610    173,788    317,090    360,134    360,134
                           --------- --------- ---------- ---------- ---------- ----------

                                                                                 PERIOD
                                                                                 ENDING
EMPLOYEES                  FY 1996   FY 1997    FY 1998    FY 1999     FY 2000   8/31/00
---------                  --------- --------- ---------- ---------- ---------- ----------
Quantum Affiliated Group        846     1,075      1,751      1,825      1,957      1,998
                           --------- --------- ---------- ---------- ---------- ----------
Quantum                         838     1,066      1,706      1,718      1,788      1,553
                           --------- --------- ---------- ---------- ---------- ----------
QPE                               3         4          9         18         21         40
                           --------- --------- ---------- ---------- ---------- ----------

Pro-forma balance sheets for Quantum and QPE as of August 27, 2000, have been included as Exhibits B and C, respectively.

                    3. ACTIVE TRADES OR BUSINESSES OF QPE

By October of 1992, QPE began actively developing, marketing, and selling the HDD Businesses' products to foreign customers (i.e., the Swiss HDD Business), following its purchase of certain of the HDD Businesses' offshore manufacturing and sales rights from Quantum. In October 1994, QPE further expanded its HDD Businesses' operations while also initiating new DSS Business operations (the "Swiss DSS Business") when it purchased from Digital various offshore manufacturing and sales rights as part of the acquisition of the Digital Storage Business Assets. Since then, QPE and Quantum have shared the costs associated with ongoing development of all of the HDD product lines. As a result, QPE owns the nonexclusive rights to manufacture or to have manufactured HDD products worldwide and exclusive rights to sell HDD products worldwide, with the exception of the U.S. or Japan.




IV. RELEVANT MAXTOR INFORMATION

        A. OUTSTANDING STOCK

Maxtor is a publicly traded corporation that trades on the NASDAQ National
Market

System. As of August 7, 2000, Maxtor had 113,552,961 authorized shares of voting common stock issued and outstanding. There are no other classes of stock outstanding. Hyundai Electronics America owns approximately 36 percent of the total outstanding Maxtor stock and is represented on the Maxtor Board of Directors. As of August 30, 2000, the only other shareholders who owned five percent or more of the total Maxtor stock were three institutional investors that each owned between five and eight percent of Maxtor stock.

        B. STOCK OPTION PLANS

Maxtor grants options and awards of restricted stock pursuant to its Amended and Restated 1996 Stock Option Plan (the "Amended Plan"). Restricted stock vests in one or more installments over a number of years. The Amended Plan generally provides for the grant of non-qualified stock options to eligible employees, consultants, affiliates and directors at a price not less than 85% of the fair market value at the date of grant, as determined by the Board of Directors, and incentive stock options to Maxtor's employees at a price not less than 100% of the fair market value at the date of grant. The Plan also provides for the grant of restricted stock to eligible employees. Options under the Amended Plan expire ten years from the date of grant. Maxtor's Board of Directors or an executive committee appointed by Maxtor's Board also approves other terms such as number of shares granted and exercisability thereof. Options granted under the Amended Plan vest over a four-year period with 25% vesting on the first anniversary date of the grant date and 6.25% each quarter thereafter. Restricted stock grants vest in one or more installments over a period of years, and are subject to forfeiture if employment is terminated for cause prior to the time the shares become fully vested and non-forfeitable.

Maxtor also grants restricted stock pursuant to its 1998 Restricted Stock Plan (the "1998 Plan"). The restricted stock awarded under the 1998 Plan provides for awards of shares of common stock to certain executive employees. Restricted stock awarded under this plan vests three years from the date of grant and is subject to forfeiture in the event of termination of employment with Maxtor prior to vesting. In addition, Maxtor grants options pursuant to its 1996 Outside Directors' Stock Option Plan (the "Directors' Plan").

Maxtor also has reserved shares of its common stock for issuance under its 1998 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan permits eligible employees to purchase Maxtor common stock at a discount, but only through accumulated payroll deductions, during sequential six-month offering periods. Participants purchase shares on the last day of each offering period. In general, the price at which shares are purchased under the Purchase Plan is equal to 85 percent of the lower of the fair market value of a share of common stock on (a) the first day of the offering period, or (b) the purchase date. Offering periods of the Purchase Plan generally begin on February 16 and August 16 of each year.

The Amended Plan, the 1998 Plan, the Directors' Plan and the Purchase Plan are referred to herein as the "Maxtor Equity Compensation Plans."

In connection with its acquisition of Creative Design Solutions, Inc. ("CDS") in October 1999, Maxtor established a separate reserve of 674,477 shares of its common stock for issuance upon exercise of stock options (the "Assumed Options") granted under the CDS Incentive Stock Option Plan (the "CDS Plan"). As of January 1, 2000, 670,293 shares of Maxtor's common stock were issuable under the CDS Plan. The Assumed Options are incentive stock options which vest over four years subject to the terms and conditions of the Assumed Options agreement.

As of January 1, 2000, Maxtor had 11,375,252 employee options outstanding, of which 4,227,593 were vested and 7,147,659 were unvested. As of the same date, Maxtor also had 1,885,000 shares of restricted stock outstanding.


        C. DECS INSTRUMENT

In February 1999, DECS Trust IV, a newly-formed trust established by Hyundai Electronics America ("HEA"), sold 12,500,000 "DECS," convertible into shares of Maxtor voting common stock. In general, "DECS" are debt instruments that allow the debt issuer to satisfy the debt using stock of another corporation. Specifically, the terms of HEA's DECS provide that, on or about February 15, 2002, DECS Trust IV may distribute shares of Maxtor's common stock owned by HEA to HEA's DECS holders in satisfaction of the debt, or upon earlier liquidation of DECS Trust IV under certain circumstances. It is not known how or whether investors in the DECS offering will resell the DECS.


V. BUSINESS PURPOSE FOR THE HDD DISTRIBUTIONS

Quantum seeks to effect the Public Distribution and the Internal Distribution, together with the Internal Restructuring, in order to facilitate an acquisition of the HDD Businesses by Maxtor. Both the HDD group and Maxtor are suppliers of hard disk drive storage products. Accordingly, significant synergies and efficiencies will be realized by the combination. In light of historically shrinking margins in the hard disk drive industry, the parties believe that such a consolidation will enhance the prospects for continued viability.

Quantum and Maxtor have entered into the Merger Agreement whereby Maxtor will acquire Controlled in a transaction qualifying as a tax-free reorganization pursuant to Section 368(a). In accordance with the Merger Agreement, except for cash paid in lieu of issuing fractional shares, the shareholders of Quantum HDD Stock will receive solely Maxtor voting common stock in exchange for their stock in Controlled.

Maxtor has required (and continues to require) that the HDD Businesses be separated from the DSS Businesses. Further, Maxtor is not interested in having Quantum as a large shareholder in Maxtor. Accordingly, to facilitate the acquisition of the HDD Businesses, Controlled will be distributed to the HDD Shareholders.

VI. SPECIAL ISSUES RELATED TO THE HDD DISTRIBUTIONS

        A. CONVERTIBLE DEBT

Immediately prior to the Public Distribution, Controlled will contractually assume, by execution of the General Assignment and Assumption Agreement, the responsibility for payment and discharge of the amount of debt related to the HDD portion of the Convertible Notes still outstanding. The assumed liability is expected to total approximately $95,833,000. In addition, the Indenture will, in accordance with its terms, be modified to reflect Maxtor's agreement to provide shares of its common stock to Convertible Note holders upon the conversion by any holder of debt relating to the HDD portion of the Convertible Notes. The number of shares provided by Maxtor and Quantum will be as set forth in Part III, Section A3, above. If a holder of a Convertible Note elects to convert, the Convertible Notes will be converted into shares of Maxtor and Quantum in accordance with the agreed conversion formulas; no note holder may convert separately into shares of Maxtor or Quantum. Lehman Brothers has issued an opinion that it is highly unlikely that the Convertible Notes' holders would convert their notes into the underlying common shares of Quantum and Maxtor within the two year period following the Merger.

        B. POST-PUBLIC DISTRIBUTION RELATIONSHIPS BETWEEN QUANTUM & CONTROLLED

Following the HDD Distributions, there may be some shared services between QPE and QPE-Controlled, or between Distributing and Controlled, and their respective subsidiaries. All continuing relationships will be pursuant to the following agreements that will be entered into to govern interim and ongoing relationships between Distributing and Controlled and their respective affiliates: the General Assignment and Assumption Agreement dated October 3, 2000; the Master Separation and Redemption Agreement dated October 3, 2000; the Tax Sharing Agreement dated October 3, 2000; the Master Transitional Services Agreement dated October 3, 2000; the Intellectual Property Agreement dated October 3, 2000; the Master Confidential Disclosure Agreement dated October 3, 2000, and the Indemnification Agreement dated October 3, 2000 (collectively, the "Separation Agreements").


VII. REPRESENTATIONS

The headings of these Representations are for ease of organization and do not limit the application of the representations to the entire transaction as a whole or to any specific opinion issued.

(1) I certify to you that (i) I am an Officer of Quantum, (ii) I am familiar with the transactions contemplated by, and the terms and provisions of, the Merger Agreement, (iii) I have personal knowledge of the matters covered by, and have made due inquiry concerning the accuracy of, the representations set forth herein, and (iv) I am authorized to make such representations on behalf of Quantum.

(2) Management hereby certifies, as of the date hereof, as of the date of the HDD Distributions, and for all times relevant, through the effective date of the Merger, to the best of its knowledge and belief, after due inquiry and investigation (including consultation with professional advisors, as appropriate), that the Statement of Facts and Representations is true, correct, and complete, and provides an accurate and complete description of the facts and circumstances of the Proposed Transactions, that the supporting documentation provided (e.g., legal entity history, financial statements, etc.) is true, correct, and complete in all material respects, and that there are no other transactions or plans for any transactions outside the ordinary course of business.

(3) All transactions related to the Internal Restructuring, the Internal Distribution, the Public Distribution, and the Merger, will be carried out in substantially the same form and pursuant to the same terms as described in the Documents. In the event any one of the statements, representations, warranties, or assumptions presented in the Documents ceases to be true, correct, and complete in all material respects at any time prior to the date of the Merger, Quantum will promptly notify E&Y of the deviation.

BUSINESS PURPOSE:

(4) Pursuant to discussions which commenced in May 2000, Maxtor and Quantum have agreed to a business combination, the terms of which are described in the Merger Agreement). Pursuant to the Merger Agreement, Maxtor, shortly following the Public Distribution, will acquire Controlled in a transaction that will qualify as a tax-free reorganization pursuant to
        Section 368(a)(1). Except for the possibility of cash for fractional shares, the only consideration that the Controlled shareholders will receive in exchange for their Controlled stock in the Merger will be solely voting common stock of Maxtor and no other property in which gain would be required to be recognized under Section 356(a)(1) will be received by any Controlled shareholder. The payment of cash in lieu of fractional shares of Maxtor is solely for the purpose of avoiding the expense and inconvenience to Maxtor of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Controlled shareholders instead of issuing fractional shares of Maxtor stock will not exceed one percent of the total consideration that will be issued in the transaction to the Controlled shareholders in exchange for their shares of Controlled stock. The fractional share interests of each Controlled shareholder will be aggregated, and no Controlled shareholder will receive cash in an amount equal to or greater than the value of one full share of Maxtor stock.

(5) Immediately after the effective time of the Merger, the HDD Shareholders will own Maxtor common stock possessing more than 50 percent of the total combined voting power of all classes of Maxtor stock entitled to vote and stock possessing more than 50 percent of the total value of all classes of Maxtor stock.

(6) Maxtor requires that, prior to the effective date of the Merger, the HDD Businesses be separated from the DSS Businesses. Maxtor is not interested in having Quantum as a large shareholder. Accordingly, to facilitate the acquisition of the HDD Businesses, Controlled will be distributed to the HDD Shareholders.

(7)     The Merger will be completed within one year of the Public Distribution.


REPRESENTATIONS REGARDING THE INTERNAL DISTRIBUTION:

Pre Internal Distribution Transactions:

(8) Pursuant to Swiss law, the Internal Distribution will be structured as a demerger transaction. If the Internal Distribution was not required to be structured as a demerger for Swiss law purposes, but had been structured as (i) a transfer by QPE of the Swiss HDD assets to QPE-Controlled in exchange for all of the stock of QPE-Controlled, followed by (ii) QPE's distribution of the stock of QPE-Controlled to Distributing, then QPE would have had control (as defined in Section 368(c)) of QPE-Controlled immediately before such stock distributions had taken place. Further, after the demerger transaction, QPE will be deemed not to retain any stock or security ownership in QPE-Controlled. There will not be any securities or obligations of QPE--Controlled that could be recharacterized as "stock" for United States federal income tax purposes.

(9) On the date of the Swiss Restructuring, the total aggregate adjusted basis and the fair market value of the assets deemed transferred to QPE-Controlled by QPE will each equal or exceed the sum of the liabilities assumed by QPE-Controlled. Any liabilities assumed in the Swiss Restructuring or the Internal Distribution were incurred in the ordinary course of business and are associated with the assets being transferred.


QPE-Controlled's Active Trade or Business:

(10) As of the date hereof, as of the Swiss Restructuring date, and as of the Internal Distribution date, the Swiss HDD Business to be transferred to QPE-Controlled will have been directly and actively conducted by QPE for the five year period ending on the Internal Distribution Date.

(11) The gross and net assets of the Swiss HDD Business that will be used in the direct conduct of an active trade or business conducted by QPE-Controlled will, as of the Internal Distribution Date, have a fair market value ("FMV") that is at least five percent of the gross and net FMV, respectively, of all of the assets that will be owned by QPE-Controlled immediately after the Internal Distribution.

(12) The Swiss HDD Business that QPE will be deemed to transfer to QPE-Controlled was not acquired during the five-year period ending on the Internal Distribution Date in any transaction in which gain or loss was recognized in whole or in part (within the meaning of Section 355(b)(2)(C)) or in any transaction in which control (as defined in
        Section 368(c)) of a corporation conducting such business was obtained and in which gain or loss was recognized in whole or in part (within the meaning of Section 355(b)(2)(D)).

(13) Throughout the five-year period ending on the Internal Distribution Date, the Swiss HDD Business has generated revenues and has had on average 46 operational and managerial employees. Compensation paid to independent contractors, excluding professional advisors, manufacturers' representatives, temporary employees of the Swiss HDD Business, and employees of other affiliated companies, during each year within the five-year period ending on the Internal Distribution Date, did not exceed 10% of the total combined employee (including temporary employees and employees of other affiliated companies) and independent contractor wage base.

(14) The five years of financial information submitted on behalf of the Swiss HDD Business are representative of its present operations. Except as disclosed above in the Statement of Facts, there will have been no substantial changes during the five-year period ending on the Internal Distribution Date in the type of business activity conducted or the method of conducting the Swiss HDD Business by QPE-Controlled and formerly by QPE, including, without limitation, the products offered or the assets used by, the production capacity of, technology employed in, or the location of the respective businesses of QPE and QPE-Controlled, apart from development of products and the evolution of technology arising from the ordinary course of business.

(15) As of the date hereof, as of the Internal Distribution Date, and as of the Public Distribution Date, and the Merger date, there is no plan or intention to liquidate QPE-Controlled, to merge QPE-Controlled with any corporation, or to sell or otherwise dispose of the assets of QPE-Controlled after the Internal Distribution, the Public Distribution, or the Merger, except in the ordinary course of business.

(16) To the best of Management's knowledge and belief, following the Internal Distribution, the Public Distribution, and the Merger, QPE-Controlled will continue the active conduct of the Swiss HDD Business, independently and with its separate employees, officers and directors.

QPE's Active Trade or Business:

(17) As of the date hereof and as of the Internal Distribution Date, QPE will have directly and actively conducted the Swiss DSS Business for over five years prior to the Internal Distribution Date.

(18) The gross and net assets of the Swiss DSS Business used in the direct conduct of an active trade or business conducted by QPE will, as of the Internal Distribution Date, have a FMV that is at least five percent of the gross and net FMV, respectively, of all of the assets that will be owned by QPE immediately before and after the Internal Distribution.

(19) The Swiss DSS Business actively conducted by QPE was not acquired during the five-year period ending on the Internal Distribution Date in any transaction in which gain or loss was recognized in whole or in part (within the meaning of Section 355(b)(2)(C)) or in which control (as defined in Section 368(c)) of a corporation conducting such business was obtained and in which gain or loss was recognized in whole or in part (within the meaning of Section 355(b)(2)(C)).

(20) Throughout the five-year period ending on the Internal Distribution Date, the Swiss DSS Business has generated revenues and has had on average 16 operational and managerial employees. Compensation paid to independent contractors, excluding professional advisors, manufacturers' representatives, temporary employees of the Swiss DSS Business, and employees of other affiliated companies, during each year within the five-year period ending on the Internal Distribution Date did not exceed 10% of the total combined employee (including temporary employees and employees of other affiliated companies) and independent contractor wage base.

(21) The five years of financial information submitted on behalf of the Swiss DSS Business are representative of its present operations. Except as disclosed above in the Statement of Facts, there have been no substantial changes during the five-year period ending on the Internal Distribution Date in the type of business activity conducted or the method of conducting the Swiss DSS Business by QPE, including, without limitation, the products offered or the assets used by, the production capacity of, technology employed in, or the location of the respective businesses of QPE, apart from development of products and the evolution of technology arising from the ordinary course of business.

(22) As of the date hereof and through the date of the Internal Distribution, the Public Distribution, and the Merger, there is no plan or intention to liquidate QPE, to merge QPE with any corporation, or to sell or otherwise dispose of the assets of QPE after the Internal Distribution, the Public Distribution, or the Merger, except in the ordinary course of business.

(23) Following the Internal Distribution, the Public Distribution, and the Merger, QPE will continue the active conduct of the Swiss DSS Business, above, independently and with its separate employees, officers and directors.


Other Internal Distribution Representations:

(24) Immediately before and at the time of the Internal Distribution, QPE-Controlled will have only voting common stock outstanding. Except for 3 shares which will be nominally held by members of QPE-Controlled's Board of Directors, all shares of QPE-Controlled stock issued and outstanding on the Internal Distribution Date will be deemed to be distributed by QPE pro-rata to its sole shareholder, Quantum (Distributing). QPE will not own any stock or securities of QPE-Controlled following the Internal Distribution.

(25) As of 1992, and during the five-year period ending on the Internal Distribution Date, QPE had 1,000 shares of common stock outstanding, 997 shares of which were owned by Quantum throughout such five-year period. The remaining three shares have been nominally held by members of QPE's Board of Directors.

(26) There are no existing, planned, or intended agreements, such as a voting trust, affecting the rights of any shareholder owning directly, or as a result of the agreement, controlling, five percent or more of any class of stock of QPE or QPE-Controlled.

(27) Except for the HDD Transfer, there are no planned or intended issuances, redemptions, or dispositions of QPE or QPE-Controlled shares.

(28) Immediately after the Internal Distribution Date, there will not be any debt securities, intercompany accounts, financial obligations, or other instruments of QPE or QPE-Controlled that could be recharacterized as equity for United States federal income tax purposes, and there have been no such instruments outstanding at any time during the five-year period ending on the Internal Distribution Date.

(29) As of the date hereof, and through the date of the Internal Distribution, there is no plan or intention pursuant to which one or more persons will acquire, directly or indirectly, a 50% or greater equity interest (as defined in Section 355(d)(4)) in QPE.

(30) No securities will be distributed by QPE in the Internal Distribution, and no holder of QPE's securities (if any) will participate in the Internal Distribution in its capacity as a security holder. (For this purpose, a security is defined as a debt obligation with a maturity of one year or longer.)

(31) No part of the QPE-Controlled stock to be distributed by QPE in the Internal Distribution will be received by a shareholder as a creditor, employee, or in any capacity other than that of a shareholder. No other property or assets are being distributed in the Internal Distribution.

(32) As of the date hereof, as of the Internal Distribution Date, and as of the Public Distribution Date, there is no plan or intention by either QPE or QPE-Controlled, or any party related to QPE or QPE-Controlled to purchase or re-purchase any of QPE or QPE-Controlled's outstanding stock.

(33) Immediately after the Internal Distribution, the total amount of liabilities of QPE and the total amount of liabilities of QPE-Controlled will reflect an appropriate allocation of the liabilities between the corporations in light of the respective capital structures of the relevant companies and their business and financial characteristics at the time.

(34) Except for QPE's equity investments held in Quantum Technology Ventures (Cayman), on the Internal Distribution Date, neither QPE nor QPE-Controlled will own any investment assets or any other assets that are unrelated to the reasonable needs of the active businesses of those corporations.

(35) No stock, securities, or other property will be transferred or surrendered by Distributing in the Internal Distribution.

(36) QPE and QPE-Controlled will each pay its own expenses, or a corporate allocation of such expenses, if any, incurred in connection with the transaction.

(37) All material transactions related to the Internal Distribution are described in the Statement of Facts.


REPRESENTATIONS REGARDING THE PUBLIC DISTRIBUTION:

(38) The employer identification number of Quantum is 94-2665054, and it was incorporated in 1980 in Delaware.


Pre-Public Distribution Transactions:

(39) Prior to the Public Distribution, the Internal Restructuring and the Internal Distribution will have occurred.

(40) Prior to the Public Distribution, in exchange for all of the outstanding stock of Controlled, Distributing will transfer to Controlled all of the assets and assume the liabilities of the HDD Businesses (i.e., the HDD Transfer). Immediately after the HDD Transfer, and through the Public Distribution Date, Controlled will be a member of Distributing's "affiliated group" as that term is defined in Section 1504(a), and Distributing will have "control" of Controlled as defined in Section 368(c). Any assets purchased by Controlled pursuant to the Foreign Asset Acquisitions will be purchased for fair market value.

(41) On the date of the HDD Transfer, the total aggregate adjusted basis and the FMV of the assets transferred to Controlled by Distributing each equals or exceeds the sum of the liabilities assumed by Controlled. Any liabilities assumed in the Internal Restructuring or the Public Distribution were incurred in the ordinary course of business and are associated with the assets being transferred.


Controlled's Active Trade or Business:

(42) As of the date hereof, as of the HDD Transfer date, and as of the Public Distribution Date, the HDD Businesses to be transferred to Controlled will have been directly and actively conducted by Distributing for the five year period ending on the Public Distribution Date.

(43) The gross and net assets of HDD Businesses that will be used in the direct conduct of an active trade or business conducted by Controlled will, as of the Public Distribution Date, have a FMV that is at least five percent of the gross and net FMV, respectively, of all of the assets that will be owned by Controlled immediately after the Public Distribution.

(44) The HDD Businesses that will be transferred to Controlled were not acquired during the five-year period ending on the Public Distribution Date in any transaction in which gain or loss was recognized in whole or in part (within the meaning of Section 355(b)(2)(C)) or in which control (as defined in Section 368(c)) of a corporation conducting such business was obtained and in which gain or loss was recognized in whole or in part (within the meaning of Section 355(b)(2)(D)).

(45) Throughout the five-year period ending on the Public Distribution Date, the HDD Businesses have generated revenues and have had at least 2,700 operational and managerial employees.

(46) The five years of financial information submitted on behalf of the HDD Businesses are representative of their present operations. Except as disclosed above in the Statement of Facts, there have been no substantial changes during the five-year period ending on the Public Distribution Date in the type of business activity conducted or the method of conducting business by Controlled (or as conducted formerly by Distributing), including, without limitation, the products offered or the assets used by, the production capacity of, technology employed in, or the location of the respective businesses of Distributing and Controlled, apart from development of products and the evolution of technology arising from the ordinary course of business.

(47) Except with respect to the Merger, as of the date hereof and as of the Public Distribution Date, there is no plan or intention to liquidate Controlled, to merge Controlled with any corporation, or to sell or otherwise dispose of the assets of Controlled after the Internal Distribution, the Public Distribution, or the Merger, except in the ordinary course of business.

(48) To the best of Management's knowledge and belief, following the Public Distribution, Controlled will continue the active conduct of the HDD Businesses, independently and with its separate employees, officers, and directors.


Distributing's Active Trade or Business:

(49) As of the date hereof, as of the HDD Transfer date, and as of the Public Distribution date, Distributing will have directly and actively conducted the DSS Businesses for over five years prior to the Public Distribution Date.

(50) The gross and net assets of the DSS Businesses used in the direct conduct of an active trade or business conducted by Distributing will, as of the Public Distribution Date, have a FMV that is at least five percent of the gross and net FMV, respectively, of all of the assets that will be owned by Distributing immediately before and after the Public Distribution.

(51) The DSS Businesses that will be actively conducted by Distributing were not acquired during the five-year period ending on the Public Distribution Date in any transaction in which gain or loss was recognized in whole or in part (within the meaning of Section 355(b)(2)(C)) or in which control (as defined in Section 368(c)) of a corporation conducting such business was obtained and in which gain or loss was recognized in whole or in part (within the meaning of Section 355(b)(2)(D)).

(52) Throughout the five-year period ending on the Public Distribution Date, the DSS Businesses have generated revenues and have had at least 675 operational and managerial employees.

(53) The five years of financial information submitted on behalf of the DSS Businesses directly conducted by Distributing are representative of their present operations. The DSS Businesses directly conducted by Distributing will continue to generate revenues consistent with their historic five-year operations after the Public Distribution. Except as disclosed above in the Statement of Facts, there have been no substantial changes during the five-year period ending on the Public Distribution Date in the type of business activity conducted or the method of conducting business by Distributing, including, without limitation, the products offered or the assets used by, the production capacity of, technology employed in, or the location of the respective businesses of Distributing and Controlled, apart from development of products and the evolution of technology arising from the ordinary course of business.

(54) Following the Public Distribution, Distributing will continue to directly and actively conduct the DSS Businesses, independently and with separate employees, officers and directors.

(55) Except with respect to the Snap Distribution, as of the date hereof and as of the Public Distribution Date, there is no plan or intention to liquidate Distributing, to merge Distributing with any corporation, or to sell or otherwise dispose of the assets of Distributing after the Public Distribution.


Other Public Distribution Representations:

(56) Immediately before and at the time of the Public Distribution, Controlled will have only Common Stock outstanding, all of which will be owned by Distributing. All shares of Controlled Stock (the "Controlled Stock") issued and outstanding on the Public Distribution Date will be distributed by Distributing pro-rata to its holders of HDD Stock in exchange for their HDD Stock. Distributing will not own any stock or securities of Controlled following the Public Distribution.

(57) As of August, 1999, Distributing's single class of voting common stock was recapitalized into two classes of voting common stock, the HDD Stock and the DSS Stock. Prior to the issuance of the HDD Stock and the DSS Stock, during the five year period ending on the Public Distribution Date, Distributing had only one class of stock outstanding (voting common stock).

(58) There are no existing, planned, or intended agreements, such as a voting trust, affecting the rights of any shareholder owning directly, or as a result of the agreement, controlling, five percent or more of any class of stock of Distributing or Controlled.

(59) Except with respect to the Merger, there are no planned or intended stock issuances, redemptions, or dispositions of Controlled stock.

(60) Management of Distributing has no reason to believe, as of the date hereof and as of the Public Distribution Date, and except for the exchange of HDD Stock in the Merger, that Boston Company Asset Management, Sanford C. Bernstein & Co., Inc., Smith Barney Asset Management, or Wellington Management Co. LLP, or any other shareholder that owns five percent or more of the HDD Stock of Distributing, has a plan or intention, to sell, exchange, transfer by gift, or otherwise dispose of any stock in Distributing or Controlled or in any successor to Distributing or Controlled, after the Public Distribution or the Merger.

(61) Except as described in the Statement of Facts, as of the date hereof and as of the Public Distribution Date, to the best of Distributing's knowledge, there have been no significant changes in the stock ownership of Distributing during the five-year period ending on the Public Distribution Date, other than (i) changes effected through regularly executed transactions on the NASDAQ National Market System and the New York Stock Exchange, (ii) the acquisition of stock pursuant to the Equity Compensation Plans described in the Statement of Facts, (iii) the acquisition of stock as a result of the ATL and Snap tax-free reorganizations described above, and (iv) changes effected in connection with the implementation of the tracking stock.

(62) As of the date hereof and as of the Public Distribution Date, there are no debt securities, intercompany accounts, financial obligations, or other instruments of Distributing or Controlled that could be recharacterized as equity for United States federal income tax purposes, and there have been no such instruments at any time during the five-year period ending on the Public Distribution Date.

(63) In the Public Distribution, Distributing's holders of HDD Stock who exchange their HDD Stock for Controlled Stock will collectively own 100% of the Controlled Stock immediately after the Public Distribution.

(64) No securities or other property (other than shares of HDD Stock) will be transferred or surrendered by Distributing's shareholders in the Public Distribution.

(65) As of the date hereof, through the Public Distribution Date, and through the date of the Merger, to the best of Distributing's knowledge, there is no plan or intention pursuant to which any person will transfer (other than in the Merger) or otherwise dispose of the assets of Distributing or of Controlled or of their affiliates, other than in the ordinary course of business.

(66) To the best knowledge and belief of Management, as of the date hereof and through the Public Distribution Date, there is no plan or intention pursuant to which one or more persons will acquire, directly or indirectly, a 50% or greater equity interest (as defined in Section 355(d)(4)) in Distributing.

(67) In the Public Distribution, cash, if any, will only be distributed in lieu of issuing fractional shares of Controlled Stock, solely for the purpose of saving the expense and inconvenience of issuing and transferring fractional shares and will not represent separately bargained for consideration.

(68) No securities will be distributed by Distributing in the Public Distribution, and no holder of Distributing's securities will participate in the Public Distribution in its capacity as a security holder. (For this purpose, a security is defined as a debt obligation with a maturity of one year or longer.)

(69) No part of the Controlled Stock to be distributed by Distributing in the Public Distribution will be received by a shareholder as a creditor, employee, or in any capacity other than that of a shareholder. No other property or assets are being distributed in the Public Distribution.

(70) As of the date hereof and as of the Public Distribution Date, there is no plan or intention by either Distributing or Controlled, or any related party, to repurchase any of Distributing or Controlled's outstanding stock, other than consistent with past practice (in approximate magnitude) and in accordance with the requirements of
        Section 4.05(1)(b) of Revenue Procedure 96-30.

(71) Immediately after the Public Distribution, the total amount of liabilities of Distributing and the total amount of liabilities of Controlled will reflect an appropriate allocation of the liabilities between Distributing and Controlled in light of the respective capital structures of the relevant companies and their business and financial characteristics at the time.

(72) Distributing, Controlled, and their respective shareholders each will pay their own expenses, or a corporate allocation of such expenses, if any, incurred in connection with the transaction.

(73) The fair market value of the Controlled Stock distributed will approximately equal the fair market value of Distributing's HDD Stock to be surrendered by the HDD shareholders in the Public Distribution.

(74) All material transactions constituting part of the Public Distribution are described in the Statement of Facts or the Proposed Transaction.


ADDITIONAL SECTION 355(e) REPRESENTATIONS:

Quantum Employee Options:

(75) Quantum has issued, and expects to continue issuing, stock options and restricted stock as compensation to employees, directors, and/or independent contractors under its Quantum Equity Compensation Plans (hereinafter referred to as "Compensatory Equity"). All such Compensatory Equity contains, and will contain, customary terms and conditions and were granted, or will be granted, in connection with the performance of services for Quantum or a person related to the grantor under Section 355(d)(7)(A). All options issued pursuant to Quantum Equity Compensation Plans will not be excessive by reference to the services performed, and, immediately after the Public Distribution and within six months thereafter, (i) will be nontransferable within the meaning of section 1.83-3(d) of the Income Tax Regulations and (ii) will not have a readily ascertainable fair market value as defined in Reg.
        Section 1.83-7(b). All restricted stock issued pursuant to Quantum Equity Compensation Plans will not be excessive by reference to the services performed, and, immediately after the Public Distribution and within six months thereafter, (i) will be nontransferable within the meaning of section 1.83-3(d) of the Income Tax Regulations and (ii) will be subject to a substantial risk of forfeiture as defined in Reg.
        Section 1.83-3(c). Such Compensatory Equity is not, and will not be, actively traded on an established market.

(76) Other than as described in the Proposed Transactions and the Statement of Facts, there will be no acceleration of the vesting of any Compensatory Equity in Quantum or Controlled prior to or in connection with the Internal Distribution, the Public Distribution, or the Merger. All such Compensatory Equity issued as of the date hereof and through the Merger will be issued in amounts consistent with past practices. There will be no accelerated vesting of any options or restricted stock under the Quantum Equity Compensation Plans pursuant to any discretionary authority given to the Board of Directors under existing plans to accelerate options.

(77) Quantum has no plan or intention to, and will not during the Distribution Period, modify its Quantum Equity Compensation Plans to provide for the issuance of options and restricted stock in HDD or DSS stock that is not already allowable under the Quantum Equity Compensation Plans. Furthermore, since negotiations commenced between Maxtor and Quantum on May 19, 2000, Quantum has not modified its Quantum Equity Compensation Plans to provide for accelerated vesting or the issuance of additional options or restricted stock in HDD or DSS Stock that was not already allowable before May of 2000 under the Quantum Equity Compensation Plans.

(78) To the best knowledge of Quantum's Management, since May 19, 2000, Maxtor has not modified any of its existing employee equity compensation plans nor has it provided for the acceleration of any Compensatory Equity other than acceleration of Compensatory Equity required pursuant to Maxtor Equity Compensation Plans.


Other Stock and Stock Rights Issuances:

(79) Other than as described in the Proposed Transactions and the Statement of Facts, there are no convertible stock, securities, warrants, options or other rights to acquire stock in Quantum. As of the date hereof and through the date of the Merger, Quantum and Controlled have not, and will not, issue any warrants, convertible stock, convertible debt, or other rights that would give anyone an interest in Quantum in anticipation of the Merger.

(80) To the best knowledge of Quantum's Management and except as described in the Statement of Facts, since commencement of negotiations with Maxtor regarding the acquisition of the HDD Businesses by Maxtor. Maxtor, as of the date hereof and through the date of the Merger, has not, and will not, in anticipation of the Merger, issue any warrants, convertible stock, convertible debt, or other rights that would give anyone an interest in Controlled.

(81) Quantum Management has no plan or intention to issue additional shares of Quantum or to create any new classes of Quantum stock as of the date hereof and through the date of the Merger.

(82) Apart from the issuance of stock pursuant to Maxtor Compensation Equity Plans and the Convertible Notes, to the best of Management's knowledge and belief, there is no plan or intention on the part of Maxtor to take any action that would reduce the HDD Shareholders' ownership of Maxtor to (i) 50 percent or less of the total combined voting power of all classes of stock of Maxtor or (ii) 50 percent or less of the total value of all classes of stock of Maxtor.

(83) Quantum has a stockholder rights agreement (the "Rights Plan") that provides existing stockholders with the right to purchase preferred stock in the event of certain changes in Quantum's ownership. Under the Rights Plan, holders of DSS Stock have the right to purchase Series B Junior Participating Preferred Stock, and holders of HDD Stock have the right to purchase Series C Junior Participating Preferred Stock, under certain circumstances. As of the date hereof and through the date of the Merger, no shares of stock will be issued under the Rights Plan in connection with the Merger.

(84) Other than (i) the HDD shares issued in the Snap acquisition, (ii) the Quantum shares issued in the ATL acquisition, (iii) the HDD Stock that has been and will be issued prior to the Merger under Quantum's Equity Compensation Plans pursuant to the exercise of options or the grant of restricted stock, (iv) any Maxtor shares issued after the Merger under existing Maxtor Equity Compensation Plans pursuant to the exercise of options or the grant of restricted stock,
        (v) Maxtor shares issued after the Merger pursuant to the exercise of employee options to purchase HDD Stock that will be assumed by Maxtor,
        (vi) Maxtor restricted shares issued pursuant to the exchange by employees of restricted HDD Stock for restricted Maxtor shares, (vii) the HDD shares or the Maxtor shares, if any, that have been, or may be, issued upon the conversion of the Convertible Notes, (viii) public trading of HDD Stock and Maxtor Stock, (ix) the HDD Stock and DSS Stock issued to Quantum shareholders in Quantum's recapitalization into tracking stock, and (x) redemptions of Quantum shares pursuant to Quantum's open market stock repurchase programs, to the best of Management's knowledge and belief, no acquisitions of Maxtor or HDD Stock have occurred, or will occur, during the four year period beginning on the date which is two years before the Public Distribution.

Acquisition of Snap:

(85) The earliest date on which any of the (i) Internal Distribution, (ii) Public Distribution, or (iii) Snap Distribution was considered or discussed by any member of Distributing's Management with Distributing's Board of Directors was March 2000.

(86) During the period of time between the Snap Acquisition and the last date before which any of the (i) Internal Distribution, (ii) Public Distribution, or (iii) Snap Distribution was first considered (the "Pre-Distribution Period"), Quantum had no plan or intent to effect a distribution pursuant to Section 355 of the Internal Revenue Code of any line of business that Quantum is either directly or indirectly engaged in through its various subsidiaries.

(87) During the Pre-Distribution Period, neither Quantum nor any authorized representatives initiated or solicited discussions with any person or group of persons acting in concert, which led to any planned distribution of a line of business pursuant to Section 355 .

(88) During the Pre-Distribution Period, Quantum did not make any public announcement or any filing with any federal or state securities commission or regulatory authority that evidenced any intention to engage in any distribution pursuant to Section 355 of any of its lines of business.

(89) During the Pre-Distribution Period, no minutes of any meetings of Quantum's Board of Directors (or any committee thereof), or other records of any proceeding or other action of the Board of Directors of Quantum (or any committee thereof), and no presentation, whether written or oral, to the Board of Directors of Quantum (or any committee thereof), evidenced any intention to engage in, or otherwise related to, any distribution pursuant to Section 355 of any of Quantum's lines of business.

(90) During the Pre-Distribution Period, neither Quantum nor any of its authorized representatives had any discussions with Maxtor with respect to a business combination between Quantum and Maxtor.

(91) During the Pre-Distribution Period, no member of Quantum's management or Board of Directors (or any committee thereof) approached any investment bankers, legal, financial, or other advisors concerning any potential distribution within the meaning of Section 355 of any line of Quantum's business.

(92) During the Pre-Distribution Period, no financial analysis of the impact or desirability of a distribution within the meaning of Section 355 of any line of Quantum's business had been made or requested to be made on behalf of Quantum.


Convertible Debt:

(93) The outstanding Convertible Notes were issued on August 1, 1997, in the ordinary course of business and were not issued in contemplation of any proposed distribution or other disposition of any of the Quantum business lines. The Convertible Notes are publicly traded and are widely held.

(94) The outstanding Convertible Notes will not be divided between Quantum and Controlled in the Public Distribution solely due to legal restrictions on so separating. As a result, Controlled will contractually assume responsibility for the payment and discharge of approximately $95,833,000 of the outstanding $287,500,000 of 7% Quantum Convertible Notes. Further, pursuant to a modification of the Indenture dated August 4, 1999, Maxtor will be required to deliver Maxtor shares to the holders of the Convertible Notes upon conversion, as described in the Part III, Section A3, above.

(95) You have received a letter from Lehman Brothers dated September 29, 2000, which opines that it is their view that it is highly unlikely that the Convertible Note holders would convert the notes into the underlying shares of Quantum and Maxtor within the two year period following the Merger.

(96) Management, to its best knowledge, is not aware of any plan or intention by any of the Convertible Note holders to convert their Convertible Notes into the equity of Quantum, Controlled, or Maxtor from the date of the issuance of this opinion through the period ending two years after the Public Distribution Date.

INTERNATIONAL REPRESENTATIONS:

(97) Each of Distributing, Controlled, QPE, and QPE-Controlled will be a corporation, within the meaning of Section 7701(a)(3), at all times before and immediately after the HDD Distributions.

(98) Each of QPE and QPE-Controlled will be a controlled foreign corporation, within the meaning of Section 957(a), before and immediately after the HDD Distributions.

(99) None of Distributing, Controlled, QPE, or QPE-Controlled has been or will be a United States real property holding corporation ("USRPHC"), within the meaning of Section 897(c)(2), at any time during the five-year period ending on the date of the HDD Distributions, and none of Distributing, Controlled, QPE, or QPE-Controlled will be a USRPHC immediately thereafter.

(100) With respect to each of QPE and QPE-Controlled, Distributing will be a United States shareholder within the meaning of Section 7.367(b)-2(b) of the Temporary Regulations, immediately before and after the Internal Distribution.

(101) None of Distributing, Controlled, QPE or QPE-Controlled is, or will be, a passive foreign investment corporation, within the meaning of Section 1297(a), immediately before or after the HDD Distributions.


MISCELLANEOUS:

(102) Neither the Internal Restructuring, the Internal Distribution nor the Public Distribution is intended as a device, as defined under Section 355(a)(1)(B) and the regulations thereunder, for the distribution of the earnings and profits of Distributing, Controlled, QPE, or QPE-Controlled.

(103) The HDD Distributions will not enable QPE, QPE-Controlled, Distributing, Controlled, or any of their subsidiaries to effect a reduction in federal taxes.

(104) The HDD Distributions are not being undertaken, in whole or in part, to facilitate the personal planning, including but not by way of limitation, the estate or gift planning, of any HDD Shareholder.

(105) None of Distributing, Controlled, QPE, or QPE-Controlled, is, plans to become, will cease to be, or will become eligible to become an S corporation, real estate investment trust, insurance company, bank, savings and loan, or other corporation with a special federal tax status.

(106) As of the date hereof and as of the Public Distribution Date, to the best knowledge and belief of the management of Distributing, Controlled, QPE, and QPE-Controlled, neither Maxtor nor any entities affiliated with Maxtor are related to Distributing, Controlled, QPE, or QPE-Controlled or any entities affiliated with Distributing, Controlled, QPE, or QPE-Controlled.

(107) None of QPE, QPE-Controlled, Distributing, or Controlled accumulated its receivables or made extraordinary payments of its payables in anticipation of the transaction.

(108) No intercorporate debt will exist between Distributing and its subsidiaries and Controlled and its subsidiaries, or between QPE and QPE-Controlled, at the time of, or after, the Proposed Transactions, except (i) intercorporate debt incurred in the ordinary course of business, and (ii) certain debt incurred in connection with the Separation Agreements pursuant to which assets will be transferred from Distributing to Controlled, and (iii) the Convertible Note Assumption.

(109) Immediately before the Internal Distribution and the Public Distribution, all items of income, gain, loss, deduction, and credit, if any, will be taken into account as required by the applicable intercompany transaction regulations, and any excess loss account that Distributing may have in Controlled or that Controlled may have in its subsidiaries will be included in income immediately before the Public Distribution to the extent required by the applicable regulations.

(110) Payments made in connection with all continuing transactions between QPE (and its affiliates) and QPE-Controlled (and its affiliates) after the Internal Distribution, or between Distributing (and its affiliates) and Controlled (and its affiliates) after the Public Distribution, including but not limited to those transactions described in the Separation Agreements regarding tax sharing, transitional services, lease arrangements, intellectual property licensing, or other separation agreements, will be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length, apart from (i) interim transition services on a cost or cost-plus basis between Controlled (or its successor) and Distributing as described in the Transitional Services Agreement dated October 3, 2000, (ii) any sublease at Quantum's cost or on a cost-plus basis between Maxtor and Quantum as described in the Transitional Services Agreement dated October 3, 2000, and (iii) the license of certain intellectual property (excluding enhancements) royalty-free as described in the Intellectual Property Agreement dated October 3, 2000.

(111) At no time during the five-year period ending on the Public Distribution Date have the activities of the historic HDD Businesses or the DSS Businesses consisted primarily of research and development.

(112) Except as described with respect to subleases and intellectual property in Representation 111, above, any real property, intellectual property, or other intangible property historically occupied or used by Distributing, Controlled, or their subsidiaries in the HDD Businesses or DSS Businesses that will be separated from those businesses as conducted by Distributing, Controlled, and their subsidiaries following the Public Distribution will be subject to lease or royalty payments, as applicable, to be determined at fair market value based on arm's length terms and conditions.

(113) Except for Distributing's common stock investment in TiVo, Inc., Benchmark, and E-Hightech, on the Public Distribution Date, neither Distributing nor Controlled will own any investment assets or any other assets that are unrelated to the reasonable needs of the active businesses of those corporations.

(114) As of the date hereof and as of the Public Distribution Date, no investment credits, determined under Section 46 as that provision has been in effect at different points in time, have been, or will be, claimed with respect to the assets transferred by Distributing to Controlled.

(115) During the five-year periods ending on the Internal Distribution Date and the Public Distribution Date, none of QPE, QPE-Controlled, Distributing, or Controlled has been an "investment company" as defined in Section 368(a)(2)(F).

(116) Other than as described herein, there are no transactions that will occur between Distributing, on the one hand, and Controlled, on the other, or QPE, on the one hand, and QPE-Controlled, on the other, in connection with the Public Distribution or the Internal Distribution, and none are contemplated thereafter.

(117) No tax return filing position will be taken by Distributing or Controlled (including entities affiliated with Distributing or Controlled), nor by any successor of Distributing or Controlled, that would be inconsistent with the treatment of the Distribution as tax-free to Distributing and its shareholders under Section 355.

The undersigned, on behalf of Quantum and Controlled, acknowledges that the foregoing statement of facts and representations is provided to Ernst & Young LLP in connection with the issuance of an opinion as to certain U.S. federal income tax consequences and certain California, Massachusetts, and Colorado state franchise and income tax consequences to Quantum and the shareholders of Quantum arising from the HDD Distributions. If there is any material deviation from the statement of facts and representations which Ernst & Young LLP has replied upon, or the facts or representations are incomplete, in any material respect, or material transactions occur after the HDD Distributions that are not described herein, the opinion could be materially and adversely affected and cannot be relied upon by Quantum.

IN WITNESS WHEREOF, the undersigned, in his capacity as a duly authorized officer of Quantum and not in his personal or individual capacity, has executed this Statement of Facts and Representations as of this day of October 3, 2000.



                                      Quantum Corporation.

                                      By: /s/ Richard L. Clemmer
                                         -----------------------------------
                                      Richard Clemmer
                                      Chief Financial Officer


                                      CONTROLLED

                                      By: /s/ Richard L. Clemmer
                                          -----------------------------------
                                      Richard Clemmer
                                      Chief Financial Officer

                                 ERNST & YOUNG
                               Ernst & Young LLP
                             303 Almaden Boulevard
                               San Jose, CA 95110
                             Phone: (408) 947-5500
                              Fax: (408) 294-2744
                                 Telex: 701974
                                   www.ey.com

October 3, 2000



Mr. Glenn Stevens
General Counsel
Maxtor Corporation
510 Cottonwood Drive
Milpitas, CA 95035

                                 RELIANCE LETTER

Dear Mr. Stevens:

We have been engaged to provide a tax opinion to Quantum Corporation concerning the distribution of its HDD business, followed by a merger of that business with Maxtor Corporation (the "Transaction"). A copy of that opinion (the "Opinion") is attached. As you will note, the Opinion is subject to certain limitations and restrictions, including a statement restricting those persons who may rely on it to Quantum, its shareholders, and Spinco (as defined in the Opinion) and to no other person without our prior written consent. This letter will serve as a formal acknowledgement and consent that Maxtor may rely on the Opinion to the same extent and subject to the same limitations imposed by our Opinion on Quantum, as if the Opinion were issued directly to Maxtor. We caution you that our opinion is limited to evaluating the tax consequences of the Transaction to Quantum, its shareholders, and Spinco. Please note that our consent extends only to Maxtor and that no other party may rely on our Opinion without our further written consent.

                                      Very truly yours,

                                      /s/ ERNST & YOUNG LLP


cc:     Michael Brandt, Ernst & Young
        Danni Dunn, Ernst & Young
        Rose Williams, Ernst & Young
        Mark Yecies, Ernst & Young

                                 ERNST & YOUNG
                               Ernst & Young LLP
                             303 Almaden Boulevard
                               San Jose, CA 95110
                             Phone: (408) 947-5500
                              Fax: (408) 947-4975
                                   www.ey.com


November 30, 2000


Mr. Rick Clemmer, CFO
Quantum Corporation
500 McCarthy Blvd.
Milpitas, CA 95035

Mr. Glenn Stevens, General Counsel
Maxtor Corporation
510 Cottonwood Dr.
Milpitas, CA 95035


                            QUANTUM HDD/MAXTOR MERGER

Dear Rick and Glenn:

We acknowledge that the parties have determined to amend and restate the Agreement and Plan of Merger and Reorganization dated October 3, 2000, to provide for a direct merger of Insula Corporation into Maxtor rather than a reverse triangular merger of a subsidiary of Maxtor into Insula Corporation. We confirm that change in structure does not affect our tax opinion issued to Quantum on October 3, 2000 (upon which Maxtor may rely), and that our opinion will be equally applicable to the Amended and Restated Agreement and Plan of Merger and Reorganization reflecting that change in structure.


                                        /s/ ERNST & YOUNG LLP


cc: Michael Brandt, E & Y San Jose